Exhibit (e)(11)

TENDER OFFER TERMINATION AGREEMENT

This TENDER OFFER TERMINATION AGREEMENT (this “Agreement”) is entered into as of September 3, 2015, by and among Bohai Leasing Co., Ltd., a limited company existing under the laws of the People’s Republic of China (“Parent”), Global Aviation Leasing Co., Ltd., a Cayman Islands exempted company and an indirect wholly-owned subsidiary of Parent (“Offeror”) and Avolon Holdings Limited, a Cayman Islands exempted company having its principal place of business at The Oval, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland (the “Company”).

WHEREAS, Parent, Offeror and the Company are parties to that certain Investment and Tender Offer Agreement, dated as of July 14, 2015, as amended on August 12, 2015 by the first amendment thereto (the “Investment and Tender Offer Agreement”);

WHEREAS, Offeror and certain stockholders of the Company (collectively, the “Sponsors”) are parties to that certain Agreement to Tender, dated as of July 14, 2015 (the “Tender Agreement”);

WHEREAS, Parent and Offeror have commenced a tender offer (the “Tender Offer”) in accordance with the terms of the Investment and Tender Offer Agreement pursuant to that certain Schedule TO filed with the Securities and Exchange Commission (the “SEC”) on July 31, 2015, as amended by that certain Schedule TO/A filed with the SEC on August 11, 2015 and further amended by that certain Schedule TO/A filed with the SEC on August 13, 2015;

WHEREAS, the Company and Parent have been negotiating the terms and conditions of a Merger Agreement (the “Merger Agreement”) among the Company, Parent and Mariner Acquisition Ltd., an exempted company with limited liability under the laws of the Cayman Islands and an indirect wholly-owned subsidiary of Parent (“Merger Sub”); and

WHEREAS, Parent, Offeror and the Company desire to terminate the Tender Offer on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination of the Tender Offer. Notwithstanding anything to the contrary set forth in the Investment and Tender Offer Agreement (including Section 1.02(g) thereof), the Company, Parent and Offeror agree that Parent and Offeror shall terminate the Tender Offer by issuing promptly after the execution hereof a press release, in the form attached hereto as Exhibit A, announcing such termination. Substantially concurrent with the issuance of such press release (or, if the U.S. Securities and Exchange Commission (the “SEC”) is not open for accepting filings at such time, then at the next available time when the SEC is open for accepting filings), Parent and Offeror shall file a Schedule TO/A with the SEC in the form attached hereto as Exhibit B with respect to such termination.

2. Re-Launch of Tender Offer. Notwithstanding Section 1 hereof, if, within six hours after the execution of this Agreement, (i) the Investment and Tender Offer Agreement is not terminated by the Company, Parent and Offeror executing and delivering a Termination Agreement in the form attached hereto as Exhibit C, and (ii) a Merger Agreement is not executed by Parent, Merger Sub and the Company, then Parent and Offeror shall promptly re-launch the Tender Offer on the terms and subject to the conditions set forth in the Investment and Tender Offer Agreement.

3. Amendments. No amendment, change, modification, or termination of this Agreement or any part hereof shall be effective or binding unless made in writing and signed by each party hereto.

4. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5. Captions. The captions to sections of this Agreement are solely for the convenience of the parties hereto and shall not affect the construction or interpretation of any provision of this Agreement.

6. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and all of which when taken together shall constitute one and the same instrument as if the parties hereto had executed the same instrument.

7. Entire Agreement; Amendment. This Agreement, the Investment and Tender Offer Agreement and the Tender Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof and supersedes any and all prior agreements, understandings, and representations, whether written or oral, relating to the subject matter hereof. To the extent necessary to give effect to the provisions of this Agreement, this Agreement shall constitute an amendment to the Investment and Tender Offer Agreement. However, except as expressly set forth herein, the Investment and Tender Offer Agreement shall remain in full force and effect until it is terminated in accordance with its terms, shall not be amended or otherwise affected by this Agreement, and is hereby ratified and confirmed in all respects.

8. Governing Law; Jurisdiction; Waiver of Jury Trial; Notices. Sections 6.04 thorough 6.06 of the Investment and Tender Offer Agreement are incorporated into this Agreement and are binding on the parties to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

AVOLON HOLDINGS LIMITED

By:	/s/ John Higgins
Name:	John Higgins
Title:	Director

BOHAI LEASING CO., LTD.

By:	/s/ Jin Chuan
Name:	Jin Chuan
Title:	Vice Chairman

GLOBAL AVIATION LEASING CO., LTD.

By:	/s/ Jin Chuan
Name:	Jin Chuan
Title:	Director

[SIGNATURE PAGE TO TENDER OFFER TERMINATION AGREEMENT]

Exhibit A

[Press Release]

Exhibit B

[Amendment No. 3 to Schedule TO]

[Exhibit C]

[Form of Termination Agreement]